As filed with the Securities and Exchange Commission on January 12, 2011
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM F-10
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PENGROWTH ENERGY CORPORATION
(Exact name of Registrant as specified in its charter)
Alberta, Canada (Province or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	98-0185056 (I.R.S. Employer Identification No., if applicable)

 Suite 2100, 222 – Third Avenue S.W.
Calgary, Alberta
T2P 0B4 Canada
(403) 233-0224

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:
Andrew D. Grasby Pengrowth Energy Corporation 2100, 222 – 3rd Avenue S.W. Calgary, Alberta T2P 0B4 Canada (403) 233-0224	Shannon M. Gangl Burnet, Duckworth & Palmer LLP Suite 1400, 350 – 7 th Avenue S.W. Calgary, Alberta T2P 3N9 Canada (403) 260-0279	Andrew J. Foley Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000

  Approximate date of commencement of proposed sale to public:  From time to time after the effective date of this Registration Statement.

Province of Alberta, Canada
(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☑	at some future date (check appropriate box below)

	1.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

	2.	☐
pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date  ).

	3.	☐
pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☑	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☑

Title of each class of securities to be registered	Amount to be registered(1)(2)	Maximum aggregate offering price(3)	Amount of registration fee(2)(4)
Common Shares
Subscription Receipts
Warrants
Options
Rights
Total	$1,514,700,000	$1,514,700,000	$175,856.67

(1)
There are being registered under this Registration Statement such indeterminate number of common shares, subscription receipts, warrants, options and rights of the Registrant as shall have an aggregate offering price not to exceed Cdn.$1,500,000,000.  Any security registered under this Registration Statement may be sold separately or together with another security registered under this Registration Statement.

(2)	Based upon the Bank of Canada noon exchange rate, on January 11, 2011 Cdn.$1.00 equalled US $1.0098.

(3)
Estimated solely for the purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.  The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities registered under this Registration Statement.

(4)
An aggregate of US$45,694 of a registration fee was previously paid in connection with Cdn.$1,000,000,000 of unissued securities registered under the Registration Statement on Form F-10 (File No. 333-158580) initially filed on April 14, 2009 by the registrant, which unissued securities are hereby deregistered. Accordingly, pursuant to Rule 457(p) of the U.S. Securities Act of 1933, as amended, US$45,694 is being offset against the total registration fee due for this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the United States Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated January 12, 2011

A copy of this preliminary short form prospectus has been filed with the securities regulatory authorities in each of the provinces of Canada but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form prospectus is obtained from the securities regulatory authorities.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. See "Plan of Distribution".

This short form prospectus has been filed under legislation in all provinces of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the secretary of Pengrowth Energy Corporation at 2100, 222 — 3rd Avenue S.W., Calgary, Alberta, Canada, T2P 0B4, telephone: 1-800-223-4122 and are also available electronically at www.sedar.com.

New Issue	January 12, 2011

Preliminary Short Form Base Shelf Prospectus

PENGROWTH ENERGY CORPORATION

$1,500,000,000

Common Shares
Subscription Receipts
Warrants
Options
Rights

We may, from time to time, offer for sale under this short form prospectus, including any amendments hereto (the "Prospectus") up to $1,500,000,000 (or the equivalent in other currencies or currency units at the time of issue) of: (i) common shares ("Common Shares"); (ii) subscription receipts, each of which entitles the holder to receive, upon satisfaction of certain release conditions and for no additional consideration, one Common Share (the "Subscription Receipts"); (iii) warrants exercisable to acquire Common Shares (the "Warrants"); (iv) options exercisable to acquire Common Shares ("Options"); or (v) rights exercisable to acquire, or convertible into, Common Shares (the "Rights") (the Warrants, Options and Rights are collectively referred to as the "Other Convertible Securities", and together with the Common Shares and the Subscription Receipts, the "Securities") during the 25 month period that the receipt for this Prospectus remains effective. We may offer Securities in such amount as we may determine in light of market conditions and other factors that we deem relevant. The specific variable terms of any offering of

Securities will be set forth in one or more shelf prospectus supplements (each, a "Prospectus Supplement") including: (i) in the case of Common Shares, the number of Common Shares offered, the issue price (in the event the offering is a fixed price distribution) and any other terms specific to the Common Shares being offered; and (ii) in the case of Subscription Receipts or Other Convertible Securities, the number of such securities offered, the issue price, the terms, conditions and procedures for the conversion or exercise of such securities, the amount and type of securities that holders thereof will receive upon such conversion or exercise and any other terms specific to the Subscription Receipts or Other Convertible Securities being offered. A Prospectus Supplement may include specific variable terms pertaining to the Securities that are not within the parameters described in this Prospectus.

Neither the United States Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these Securities nor passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offence.

All information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities.

Your ability to enforce civil liabilities under United States federal securities laws may be affected adversely by the fact that we are formed under the laws of the Province of Alberta, Canada, all of our directors and officers and most of the experts named in this Prospectus are residents of Canada, and a substantial portion of our assets and all or a significant portion of the assets of those persons are located outside of the United States. See "Enforceability of Civil Liabilities".

We are permitted, under the multi-jurisdictional disclosure system adopted by the United States, to prepare this Prospectus in accordance with Canadian disclosure requirements. You should be aware that such requirements are different from those of the United States. Our financial statements incorporated herein by reference have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP") and are subject to Canadian auditing and auditor independence standards. Thus, they may not be comparable to the financial statements of United States companies. Information regarding the impact upon our financial statements of significant differences between Canadian and United States generally accepted accounting principles ("U.S. GAAP") is contained in the notes to our annual consolidated financial statements and in the reconciliation of our financial statements to U.S. GAAP, both of which are incorporated by reference in this Prospectus. In 2011, we will begin to report our financial results under International Financial Reporting Standards ("IFRS"). For information regarding the impact that IFRS will have on our accounting policies and financial statements, see "International Financial Reporting Standards (IFRS)" in our management's discussion and analysis of financial results which are incorporated by reference in this Prospectus.

Data on oil and gas reserves contained in or incorporated by reference into this Prospectus has been prepared in accordance with Canadian disclosure standards, which are not comparable in all respects to United States disclosure standards. See "Presentation of Financial and Oil and Gas Reserves and Production Information".

Prospective investors should be aware that the purchase of Securities may have tax consequences both in the United States and Canada. This Prospectus or any applicable Prospectus Supplement may not describe these tax consequences fully. You should read the tax discussion in this Prospectus and any applicable Prospectus Supplement fully, and obtain independent tax advice as necessary.

The outstanding Common Shares are listed and posted for trading on the New York Stock Exchange ("NYSE") under the symbol "PGH" and on the Toronto Stock Exchange ("TSX") under the symbol "PGF". Any offering of Subscription Receipts or Other Convertible Securities will be a new issue of Securities with no established trading market. There is no market through which the Subscription Receipts or Other Convertible Securities may be

ii

sold and purchasers may not be able to resell the Subscription Receipts or Other Convertible Securities purchased under this Prospectus or any Prospectus Supplement. This may affect the pricing of the Subscription Receipts or Other Convertible Securities in the secondary market (if any), the transparency and availability of trading prices (if any), the liquidity of the Subscription Receipts or Other Convertible Securities, and the extent of issuer regulation. See "Risk Factors — There may not be an active trading market in the United States and/or Canada for the Subscription Receipts and/or Other Convertible Securities". Unless otherwise specified in the applicable Prospectus Supplement, neither the Subscription Receipts nor the Other Convertible Securities will be listed on any securities exchange.

We may sell the Securities to or through underwriters or dealers purchasing as principals, and may also sell the Securities to one or more purchasers directly pursuant to applicable statutory exemptions, or through agents. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent engaged by us, in connection with the offering and sale of the Securities, and will set forth the terms of the offering of such Securities, the method of distribution of such Securities, including, to the extent applicable, the proceeds to us, and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution.

Securities may be sold from time to time in one or more transactions at a fixed price or prices or at non-fixed prices. If offered on a non-fixed price basis, Securities may be offered at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices to be negotiated with purchasers at the time of sale, which prices may vary as between purchasers and during the period of distribution of the Securities.

To the extent permitted by applicable law, in connection with any offering of Securities, the underwriters or dealers, as the case may be, may over-allot or effect transactions intended to fix or stabilize the market price of the Common Shares at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See "Plan of Distribution".

The return on your investment in Common Shares is not comparable to the return on an investment in a fixed-income security. The recovery of your initial investment is at risk, and the anticipated return on your investment is based on many performance assumptions. Although we intend to declare cash dividends on the Common Shares, these cash dividends may be reduced or suspended. Cash dividends are not guaranteed. Our ability to make cash dividends and the actual amount distributed will depend on numerous factors including, among other things: our financial performance, debt obligations, restrictive debt covenants, commodity prices, production levels, working capital requirements, future capital requirements and other factors beyond our control, all of which are susceptible to a number of risks. In addition, the market value of the Common Shares may decline as a result of many factors and that decline may be significant. It is important for you to consider the particular risk factors that may affect the industry in which we operate, and therefore the stability of the dividends you would receive. See "Risk Factors". This section also describes our assessment of those risk factors, as well as potential consequences to you if a risk should occur.

The offering of Common Shares is subject to approval of certain legal matters on our behalf by Burnet, Duckworth & Palmer LLP, Calgary, Alberta and Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. No underwriter or dealer in Canada or the United States has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

Our principal head office and registered office are each located at 2100, 222 — 3rd Avenue S.W., Calgary, Alberta, Canada, T2P 0B4.

The date of this Prospectus is January 12, 2011.

iii

DEFINITIONS AND OTHER MATTERS

All dollar amounts in this Prospectus and in any Prospectus Supplement are expressed in Canadian dollars, except where otherwise indicated. References to "$" or "Cdn.$" are to Canadian dollars and references to "U.S.$" are to United States dollars.

In this Prospectus and in any Prospectus Supplement. the following terms shall have the following meanings:

"2003 Note Purchase Agreements" means collectively, the separate and several note purchase agreements each dated April 23, 2003 among Pengrowth Corporation and the purchasers listed therein, as amended by the First Amendment of Notes Agreements dated as of May 11, 2010 and assumed by us in accordance with the Plan of Arrangement;

"2003 Notes" means the senior unsecured notes issued from time to time under the 2003 Note Purchase Agreements;

"2005 Note Purchase Agreements" means collectively, the separate and several note purchase agreements each dated December 1, 2005 among Pengrowth Corporation and the purchasers listed therein, as amended by the First Amendment of Notes Agreements dated as of May 11, 2010 and assumed by us in accordance with the Plan of Arrangement;

"2005 Notes" means the senior unsecured notes issued from time to time under the 2005 Note Purchase Agreements;

"2007 Note Purchase Agreements" means collectively, the separate and several note purchase agreements each dated July 26, 2007 among Pengrowth Corporation and the purchasers listed therein, as amended by the First Amendment of Notes Agreements dated as of May 11, 2010 and assumed by us in accordance with the Plan of Arrangement;

"2007 Notes" means the senior unsecured notes issued from time to time under the 2007 Note Purchase Agreement;

"2008 Note Purchase Agreements" means collectively, the separate and several note purchase agreements dated August 21, 2008 among Pengrowth Corporation and the purchasers listed therein, as amended by the First Amendment of Notes Agreements dated as of May 11, 2010 and assumed by us in accordance with the Plan of Arrangement;

"2008 Notes" means the senior unsecured notes issued from time to time under the 2008 Note Purchase Agreements;

"2010 Note Purchase Agreements" means collectively, the separate and several note purchase agreements dated May 11, 2010 among Pengrowth Corporation and the purchasers listed therein and assumed by us in accordance with the Plan of Arrangement;

"2010 Notes" means the senior unsecured notes issued from time to time under the 2010 Note Purchase Agreements;

"Class A Unit" means a Class A Trust Unit of the Trust;

"Class A Unitholders" means the holders of Class A Units;

"Common Share" means a common share of the Corporation;

"Computershare" means Computershare Trust Company of Canada;

"Corporation" means Pengrowth Energy Corporation, a corporation amalgamated under the laws of the Province of Alberta;

"DEU" means deferred entitlement units granted under the DEU Plan;

"DEU Plan" means the Trust's Deferred Entitlement Unit Plan, which DEU Plan was amended pursuant to the Plan of Arrangement to allow us to assume the obligations of the Trust under such plan;

"DRIP" means the Trust's Distribution Reinvestment and Optional Trust Unit Purchase Plan, which was amended and restated pursuant to the Plan of Arrangement as our Dividend Reinvestment and Optional Common Share Purchase Plan;

"Exchangeable Shares" means the Series A Exchangeable Shares of Pengrowth Corporation, the former administrator of the Trust;

"Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

"Incentive Rights" means rights granted under the Rights Incentive Plan;

"Notes" means, collectively, the 2003 Notes, 2005 Notes, 2007 Notes, 2008 Notes and 2010 Notes;

"NYSE" means the New York Stock Exchange;

"Plan of Arrangement" means the internal reorganization of the Trust and certain of its subsidiaries which resulted in the conversion of the Trust from a trust structure to a corporate structure on December 31, 2010 pursuant to the Plan of Arrangement which was completed on January 1, 2011;

 "Rights Incentive Plan" means the Trust's Rights Incentive Plan, which was amended pursuant to the Plan of Arrangement to allow us to assume the obligations of the Trust under such plan;

"SEC" means the United States Securities and Exchange Commission;

"Shareholders" means holders of Common Shares;

"Special Voting Unit" means the special voting unit of the Trust;

"Trust" means Pengrowth Energy Trust, an oil and gas royalty trust established under the laws of the Province of Alberta pursuant to the Trust Indenture and which was dissolved pursuant to the Plan of Arrangement;

"Trust Indenture" means the amended and restated trust indenture made as of the 1st day of July, 2009, between the Trust and Computershare, as amended, supplemented or restated from time to time;

"Trust Unit" means a Trust Unit of the Trust other than a Class A Unit or a Special Voting Unit;

"Trust Unitholders" means the holders of Trust Units;

"TSX" means the Toronto Stock Exchange;

"Unitholders" means, collectively, Trust Unitholders and Class A Unitholders; and

"we", "us", "our" and "Pengrowth" means the Corporation and includes, where the context requires, the consolidated subsidiaries and partnerships of the Corporation on a consolidated basis and also means, where the context requires, the Trust as the predecessor issuer of the Corporation.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada and with the SEC in the United States. Copies of the documents incorporated herein by reference may be obtained on request without charge from our secretary at 2100, 222 — 3rd Avenue S.W., Calgary, Alberta T2P OB4 (telephone: 1-800-223-4122) and are also available electronically at www.sedar.com and in the United States through EDGAR at the SEC's website at www.sec.gov.

The following document of the Corporation filed with securities commissions or similar authorities in each of the provinces of Canada and the SEC is incorporated by reference into this Prospectus:

(a)	the material change report of the Corporation dated January 10, 2011 in respect of the completion of the Plan of Arrangement.

The following documents of the Trust, the Corporation's predecessor, filed with securities commissions or similar authorities in each of the provinces of Canada and the SEC are incorporated by reference into this Prospectus:

(b)	the management information circular of the Trust dated November 5, 2010 for the annual and special meeting of Unitholders held on December 16, 2010 (the "Trust Conversion Circular");

(c)	the management information circular of the Trust dated March 31, 2010 for the annual and special meeting of Unitholders held on May 11, 2010;

(d)	the management information circular of the Trust dated May 5, 2009 for the annual and special meeting of Unitholders held on June 9, 2009;

(e)	the annual information form of the Trust dated March 8, 2010 for the year ended December 31, 2009 (the "AIF");

(f)
the audited comparative consolidated annual financial statements of the Trust as at and for the years ended December 31, 2009 and 2008, together with the notes thereto and the auditors' report thereon (the "Annual Financial Statements");

(g)	the management's discussion and analysis of financial results of the Trust with respect to the Annual Financial Statements (the "Annual MD&A");

(h)	the unaudited consolidated financial statements of the Trust for the nine months ended September 30, 2010, together with the notes thereto (the "Third Quarter Financial Statements");

(i)
supplemental note to the unaudited consolidated financial statements of the Trust for the six months ended June 30, 2010, together with the notes thereto titled "Reconciliation of Financial Statements to United States Generally Accepted Accounting Principles", which was filed on SEDAR under the  category "Other" on August 4, 2010 (the "Second Quarter Reconciliation");

(j)	the management's discussion and analysis of financial results of the Trust with respect to the Third Quarter Financial Statements (the "Third Quarter MD&A");

(k)
the material change report of the Trust dated July 21, 2010 in respect of the proposed acquisition of all of the issued and outstanding common shares of Monterey Exploration Ltd. ("Monterey") by Pengrowth Corporation, the former administrator of the Trust;

(l)	the material change report of the Trust dated September 27, 2010 in respect of the completion of the acquisition of Monterey; and

(m)
the supplemental disclosure of the Trust's oil and gas producing activities prepared in accordance with SFAS No. 69 — ''Disclosure about Oil and Gas Producing Activities'', which was filed on SEDAR under the category "Other" on March 9, 2010.

Any annual information form, audited consolidated financial statements (together with the auditor's report thereon) and related management's discussion and analysis, information circular, material change reports, business acquisition reports and any interim unaudited consolidated financial statements and related management's discussion and analysis subsequently filed by us with the securities commissions or similar regulatory authorities in the relevant provinces and territories of Canada after the date of this Prospectus and prior to the termination of the offering of any Securities under any Prospectus Supplement shall be deemed to be incorporated by reference into this Prospectus. In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished to the SEC after the date of this Prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part. In addition, any document filed by us with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, which specifically states that it is intended to be incorporated by reference in the registration statement of which this Prospectus forms a part, shall be deemed to be incorporated by reference in such registration statement.

Any statement contained in this Prospectus or in a document (or part thereof) incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to be incorporated by reference herein or to constitute a part of this Prospectus.

Upon a new annual information form and related annual financial statements and the accompanying management's discussion and analysis being filed by us with, and where required, accepted by, the applicable securities regulatory authorities during the currency of this Prospectus, the previous annual information form and all annual financial statements, interim financial statements and the accompanying management's discussion and analysis, material change reports filed prior to the commencement of our financial year in which the new annual information form is filed shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon interim consolidated financial statements and the accompanying management's discussion and analysis being filed by us with the applicable securities regulatory authorities during the currency of this Prospectus, all interim consolidated financial statements and the accompanying management's discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated in this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon a new management information circular and proxy statement relating to an annual meeting of Shareholders being filed by us with the applicable securities regulatory authorities during the currency of this Prospectus, the management information circular and proxy statement for the preceding annual meeting of Shareholders shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.

One or more Prospectus Supplements containing the specific variable terms for an issue of Securities and other information in relation to such Securities will be delivered to purchasers of such Securities together with this Prospectus and will be deemed to be incorporated by reference into this Prospectus as of the date of the Prospectus Supplement solely for the purposes of the offering of the Securities covered by any such Prospectus Supplement.

You should rely only on the information contained in, or incorporated by reference into, this Prospectus or any Prospectus Supplement and on the other information included in the registration statement of which this Prospectus forms a part. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these Securities in any jurisdiction where the offer is not permitted by law.

FORWARD-LOOKING STATEMENTS

This Prospectus, including certain documents incorporated by reference in this Prospectus, contains forward-looking statements within the meaning of securities laws, including the ''safe harbour" provisions of Canadian securities legislation and the United States Private Securities Litigation Reform Act of 1995. Forward-looking information is often, but not always, identified by the use of words such as "anticipate'', "believe", "expect", "plan", "intend", "forecast", "target", "project", "guidance", "may", "will", "should", "could", "estimate", "predict" or similar words suggesting future outcomes or language suggesting an outlook. Forward-looking statements in this Prospectus and certain documents incorporated by reference into this Prospectus include, but are not limited to, benefits and synergies resulting from the Plan of Arrangement, the payment of dividends by us and the expected dividend rate and frequency thereof, business strategy and strengths, goals, focus and the effects thereof, acquisition criteria, capital expenditures, reserves, reserve life indices, estimated production, remaining producing reserves lives, operating expenses, royalty rates, net present values of future net revenue from reserves, commodity prices and costs, exchange rates, the impact of contracts for commodities, development plans and programs, tax horizon, future income taxes, taxability of dividends, the impact of proposed changes to Canadian tax legislation or U.S. tax legislation, the impact of International Financial Reporting Standards, abandonment and reclamation costs, government royalty rates and expiring acreage. Statements relating to reserves are forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions that the reserves described exist in the quantities predicted or estimated and can profitably be produced in the future. See also "Forward-Looking Statements" in the AIF and "Advisory Regarding Forward-Looking Statements" in the management's discussion and analysis of financial results of the Trust with respect to the Annual Financial Statements and the Third Quarter Financial Statements, which are incorporated by reference into this Prospectus and which are available on the SEDAR website at www.sedar.com and through EDGAR at the SEC's website at www.sec.gov for further information with respect to forward-looking statements.

Forward-looking statements and information are based on our current beliefs as well as assumptions made by, and information currently available to, us concerning anticipated financial performance, business prospects, strategies, regulatory developments, future oil and natural gas commodity prices and differentials between light, medium and heavy oil prices, future oil and natural gas production levels, future exchange rates, the proceeds of anticipated divestitures, the amount of future cash dividends paid by us, the cost of expanding our property holdings, our ability to obtain equipment in a timely manner to carry out development activities, our ability to market our oil and gas successfully to current and new customers, the impact of increasing competition, our ability to obtain financing on acceptable terms, and our ability to add production and reserves through our acquisition, development and exploration activities. Although management considers these assumptions to be reasonable based on information currently available to it. they may prove to be incorrect.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks that predictions, forecasts, projections and other forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations and anticipations, estimates and intentions expressed in such forward-looking statements. These factors include, but are not limited to: the volatility of oil and gas prices; production and development costs and capital expenditures; the imprecision of reserve estimates and estimates of recoverable quantities of oil, natural gas and liquids; our ability to replace and expand oil and gas reserves; environmental claims and liabilities; incorrect assessments of value when making acquisitions; increases in debt service charges; the loss of key personnel; the marketability of production; defaults by third party operators; unforeseen title defects; fluctuations in foreign currency and exchange rates; inadequate insurance coverage; counterparty risk; compliance with environmental laws and regulations; changes in tax and royalty laws; and our ability to access external sources of debt and equity capital. Further information regarding these factors may be found under the heading "Risk Factors" in this Prospectus, under the heading "Risk Factors" in the AIF, under the heading "Business Risks" in the Trust's Management's Discussion and Analysis for the year ended December 31, 2009, and in our most recent consolidated financial statements, management information circular, quarterly reports, material change reports and news releases.

Readers are cautioned that the foregoing list of factors that may affect future results is not exhaustive. When relying on our forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Furthermore, the forward-looking statements contained in this Prospectus are made as of the date of this document and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. The forward-looking statements contained in this Prospectus, including the documents incorporated by reference herein, are expressly qualified by this cautionary statement.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-10 of which this Prospectus forms a part. This Prospectus does not contain all the information set out in the registration statement. For further information about us and the Securities, please refer to the registration statement.

We are subject to the information requirements of the Exchange Act and applicable Canadian securities legislation, and in accordance with those requirements, we file and furnish reports and other information with the SEC and with the securities regulatory authorities of the provinces of Canada. Under the multi-jurisdictional disclosure system adopted by the United States and Canada, we generally may prepare these reports and other information in accordance with the disclosure requirements of Canada. These requirements are different from those of the United States. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers and directors, and our Shareholders holding 10% or more of our Common Shares, are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The reports and other information filed and furnished by us with the SEC may be read and copied at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Copies of the same documents can also be obtained from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a website (www.sec.gov) that makes available reports and other information that we file electronically with it, including the registration statement that we have filed with respect to this offering.

Copies of reports, statements and other information that we file with the Canadian provincial securities regulatory authorities are electronically available through the SEDAR website at www.sedar.com.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation formed under, and governed by, the laws of the Province of Alberta. All of our directors and officers, and most of the experts named in this Prospectus, including the documents incorporated by reference herein, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets and our assets, are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of Securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors and officers and experts under the United States federal securities laws. We have been advised by our Canadian counsel, Burnet, Duckworth & Palmer LLP, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

We filed with the SEC, concurrently with our registration statement on Form F-10, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed Puglisi & Associates as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a United States court arising out of or related to or concerning the offering of Securities under this Prospectus and any Prospectus Supplement.

NON GAAP MEASUREMENTS

The documents incorporated by reference herein refer to certain financial measures that are not determined in accordance with Canadian GAAP or U.S. GAAP, including the non-GAAP financial measure "operating netbacks". These measures do not have standardized meanings and may not be comparable to similar measures presented by other corporations, but we believe these measures are useful in providing relative performance and measuring change.

Distributions and dividends may be compared to cash flow from operating activities in order to determine the amount, if any, of distributions or dividends financed through debt or short term borrowing. The current level of capital expenditures funded through retained cash, as compared to debt or equity, can also be determined when it is compared to the difference in cash flow from operating activities and distributions or dividends paid. We may also reference other non-GAAP financial metrics such as "'total debt", "earnings before interest, taxes, depletion, depreciation, amortization, accretion, and other non-cash items or EBITDA", and "total capitalization" when discussing capital management objectives and debt covenants. For more information, see "Non-GAAP Financial Measures" in the Annual MD&A and the Third Quarter MD&A, which are incorporated by reference into this Prospectus and which is available on the SEDAR website at www.sedar.com and through EDGAR at the SEC's website at www.sec.gov.

PRESENTATION OF FINANCIAL AND OIL AND GAS RESERVES
AND PRODUCTION INFORMATION

Unless indicated otherwise, financial information in this Prospectus, including the documents incorporated by reference herein, has been prepared in accordance with Canadian GAAP. Canadian GAAP differs in some significant respects from U.S. GAAP and thus these financial statements may not be comparable to the financial statements of U.S. companies. The principal differences as they apply to us are summarized in note 24 to the Annual Financial Statements and the Second Quarter Reconciliation, which documents are incorporated by reference herein. In 2011, we will begin to report our financial results under IFRS. For information regarding the impact that IFRS will have on our accounting policies and financial statements, see "International Financial Reporting Standards (IFRS)" in the Annual MD&A and the Third Quarter MD&A, which documents are incorporated by reference herein.

The securities regulatory authorities in Canada have adopted National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities ("NI 51-101"), which imposes oil and gas disclosure standards for Canadian public issuers engaged in oil and gas activities.

NI 51-101 permits oil and gas issuers, in their filings with Canadian securities regulators, to disclose not only proved, probable and possible reserves but also resources, and to disclose reserves and production on a gross basis before deducting royalties. Probable reserves, possible reserves and resources, are of a higher risk and are less likely to be accurately estimated or recovered than proved reserves. We are permitted to disclose reserves in accordance with Canadian securities law requirements and the disclsoure in the documents incorporated by reference herein or in a Prospectus Supplement may include reserves designated as probable reserves, possible reserves and resources.

The SEC definitions of proved, probable and possible are different than NI 51-101; therefore, proved, probable and possible reserves disclosed in the documents incorporated by reference into this Prospectus and/or a Prospectus Supplement may not be comparable to United States standards. The SEC currently requires U.S. oil and gas companies, in their filings with the SEC, to disclose only proved reserves after the deduction of royalties and interests of others but permits the optional disclosure of probable and possible reserves. In addition, SEC's guidelines would prohibit disclosure of resources.

Moreover, as permitted by NI 51-101, we have determined and disclosed the net present value of future net revenue from our reserves using only forecast prices and costs. The SEC does not permit the disclosure of the net present value of future net revenue from reserves based on forecast prices and costs and requires that disclosure be based on historical 12-month average prices.

Additional information prepared in accordance with United States Statement of Financial Accounting Standards No. 69 "Disclosures About Oil and Gas Producing Activities" relating to the Trust's oil and gas reserves producing activities prepared in accordance with SFAS No. 69 — "Disclosure about Oil and Gas Producing Activities", which is incorporated herein by reference.

Unless otherwise stated, all of the reserves information contained in the documents incorporated herein by reference, have been calculated and reported in accordance with NI 51-101.

PENGROWTH ENERGY CORPORATION

We were formed as a result of the amalgamation of the Corporation with Pengrowth Corporation, 1552168 Alberta Ltd. and Monterey pursuant to the ABCA to form "Pengrowth Energy Corporation" pursuant to the conversion of the Trust from a trust structure to a corporate structure through the Plan of Arrangement.

On December 16, 2010, Unitholders approved the proposed Plan of Arrangement pursuant to which the Trust was essentially reorganized into the Corporation and the Corporation acquired all of the Trust's assets and assumed all of its liabilities and the Trust was dissolved. Pursuant to the Arrangement, Unitholders ultimately received, for each Trust Unit or Class A Unit held, one Common Share. In addition, the Trust declared its regular distribution to holders of Trust Units and Class A Units of record at 5:00 p.m. (MST) on December 31, 2010 of $0.07 per Trust Unit or Class A Unit, payable on January 17, 2011 which is payable pursuant to the Plan of Arrangement. Holders of Exchangeable Shares received 1.02308 Common Shares for each Exchangeable Share. See "The Arrangement – Details of the Arrangement" and "The Arrangement – Effect of the Arrangement on Securityholders and on Distributions" in the body of the Trust Conversion Information Circular.

For a description of the general development of the Trust's business over the last three completed financial years, see the sections of the AIF entitled "Pengrowth Energy Trust – Recent Developments", "Pengrowth Energy Trust – Historical Developments", "Pengrowth Energy Trust – Business Strategy" and "Pengrowth Energy Trust – Trends", which are incorporated by reference in this Prospectus. For a description of the business carried on by us following completion of the Trust Conversion, see "Description of the Business" in Appendix D to the Trust Conversion Circular, which is incorporated by reference in this Prospectus.

Our principal head office and registered office are each located at 2100, 222 — 3rd Avenue S.W., Calgary, Alberta, Canada, T2P 0B4.

USE OF PROCEEDS

The net proceeds to be derived from the sale of Securities will be the issue price less any commission paid in connection therewith and the expenses relating to the particular offering of Securities. Unless otherwise indicated in a Prospectus Supplement relating to a particular offering of Securities, we intend to use the net proceeds from the sale of Securities for general business purposes, to repay indebtedness and/or to, directly or indirectly, finance future growth opportunities and capital expenditures. The amount of net proceeds to be used for any such purposes will be set forth in a Prospectus Supplement. We may invest funds which we do not immediately use. Such investments may include short-term marketable investment grade securities. We may, from time to time, issue securities (including debt securities) other than pursuant to this Prospectus.

PLAN OF DISTRIBUTION

We may sell the Securities: (i) to underwriters or dealers purchasing as principal; (ii) directly to one or more purchasers pursuant to applicable statutory exemptions; or (iii) through agents in Canada, the United States and elsewhere where permitted by law, for cash or other consideration. Only those underwriters, dealers or agents named in a Prospectus Supplement will be the underwriters, dealers or agents in connection with the Securities offered thereby.

The Prospectus Supplement relating to a particular offering of Securities will also set forth the terms of the offering of the Securities including, to the extent applicable, the name or names of any underwriters, dealers or agents, any fees, discounts or other remuneration payable to such underwriters, dealers or agents in connection with the offering, the method of distribution of the Securities, and, in the event the offering is a fixed price distribution, the initial offering price and the proceeds that we will receive. The distribution of Securities may be effected from time to time in one or more transactions at fixed prices or at market prices prevailing at the time of sale, which prices may vary between purchasers and during the period of distribution of the Securities. Without limiting the generality of the foregoing, we may also issue some or all of the Securities offered by this Prospectus in exchange for securities or assets of other entities, which we may acquire in the future.

If underwriters purchase Securities as principal, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase those Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities offered by the Prospectus Supplement if any of such Securities are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The Securities may also be sold directly by us at prices and upon terms agreed to by the purchaser and us or through agents designated by us from time to time. Any agent involved in the offering and sale of the Securities pursuant to this Prospectus will be named, and any commissions payable by us to that agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any agent would be acting on a best efforts basis for the period of its appointment.

We may agree to pay the underwriters a commission for various services relating to the issue and sale of any Securities offered by this Prospectus. Any such commission will be paid out of our general funds.

Any offering of Subscription Receipts or Other Convertible Securities will be a new issue of Securities with no established trading market. There is no market through which the Subscription Receipts or Other Convertible Securities may be sold and purchasers may not be able to resell the Subscription Receipts or Other Convertible Securities purchased under this Prospectus or any Prospectus Supplement. This may affect the pricing of the Subscription Receipts or Other Convertible Securities in the secondary market, the transparency and availability of trading prices, the liquidity of the Subscription Receipts or Other Convertible Securities, and the extent of issuer regulation. See "Risk Factors — There may not be an active trading market in the United States and/or Canada for the Subscription Receipts and/or Other Convertible Securities". Certain dealers may make a market in the Subscription Receipts or Other Convertible Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any dealer will make a market in the Subscription Receipts or Other Convertible Securities or as to the liquidity of the trading market, if any, for the Subscription Receipts or Other Convertible Securities. Unless otherwise specified in the applicable Prospectus Supplement, the Subscription Receipts will not be listed on any securities exchange.

Underwriters, dealers or agents who participate in the distribution of Securities under this Prospectus may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under securities legislation. including liabilities under the United States Securities Act of 1933, as amended, and applicable securities legislation in Canada, or contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

To the extent permitted by applicable law, in connection with any offering of Common Shares under this Prospectus and any Prospectus Supplement, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of our Common Shares offered at a level above that which might otherwise prevail in the open market. These transactions, if commenced, may be discontinued at any time.

DESCRIPTION OF COMMON SHARES

We are authorized to issue an unlimited number of Common Shares, of which, as at the date hereof, there are approximately 326.0 million Common Shares issued and outstanding.

Holders of our Common Shares are entitled to notice of, to attend and to one vote per share held at any meeting of our Shareholders (other than meetings of a class or series of our shares other than the Common Shares as such).

Holders of our Common Shares will be entitled to receive dividends as and when declared by our board of directors on our Common Shares as a class, subject to prior satisfaction of all preferential rights to dividends attached to shares of other classes of our shares ranking in priority to the Common Shares in respect of dividends.

Holders of our Common Shares will be entitled in the event of any liquidation, dissolution or winding-up of us, whether voluntary or involuntary, or any other distribution of our assets among our Shareholders for the purpose of winding-up our affairs, and subject to prior satisfaction of all preferential rights to return of capital on dissolution attached to all shares of other classes of our shares ranking in priority to the Common Shares in respect of return of capital on dissolution, to share rateably, together with the holders of shares of any other class of our shares ranking equally with the Common Shares in respect of return of capital on dissolution, in such assets of the corporation as are available for distribution.

DESCRIPTION OF SUBSCRIPTION RECEIPTS AND OTHER CONVERTIBLE SECURITIES

Subscription Receipts and Other Convertible Securities may be offered separately or together with Common Shares. The applicable Prospectus Supplement will include details of the agreement or other instrument pursuant to which such Subscription Receipts or Other Convertible Securities will be created and issued.

The Subscription Receipts will be issued under a subscription receipt agreement. A Subscription Receipt is a security of ours that will entitle the holder to receive a Common Share upon the completion of a transaction, typically an acquisition by us of the assets or securities of another entity. Subsequent to the offering of Subscription Receipts, the subscription proceeds for the Subscription Receipts are held in escrow by the designated escrow agent, pending the completion of the transaction. Holders of Subscription Receipts are not Shareholders. Holders of Subscription Receipts are only entitled to receive Common Shares upon the surrender of their Subscription Receipts to the escrow agent or to a return of the subscription price for the Subscription Receipts together with any payments in lieu of interest or other income earned on the subscription proceeds.

The particular terms and provisions of Subscriptions Receipts or Other Convertible Securities offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Subscription Receipts or Other Convertible Securities. This description will include, where applicable: (i) the number of Subscription Receipts or Other Convertible Securities; (ii) the price at which the Subscription Receipts or Other Convertible Securities will be offered; (iii) the terms, conditions and procedures for the conversion or exercise of Other Convertible Securities into or for Common Shares or pursuant to which the holders of Subscription Receipts will become entitled to receive Common Shares; (iv) the number of Common Shares or other securities that may be obtained upon exercise of each Subscription Receipt or Other Convertible Security, as applicable; (v) the designation and terms of any other securities with which the Subscription Receipts or Other Convertible Securities will be offered, if any, and the number of Subscription Receipts or Other Convertible Securities that will be offered with each security; (vi) the terms applicable to the gross proceeds from the sale of such Securities plus any interest earned thereon; (vii) the material income tax consequences of owning, holding and disposing of such Securities; and (viii) any other material terms and conditions of the Subscription Receipts or Other Convertible Securities.

We will not offer Warrants for sale separately to any member of the public in Canada unless the offering is in connection with and forms part of the consideration for an acquisition or merger transaction or unless the applicable Prospectus Supplement containing the specified terms of the Warrants to be offered separately is first approved for filing by the securities commissions or similar regulatory authorities in each of the provinces and territories of Canada where the Warrants will be offered for sale.

OTHER MATTERS RELATING TO THE SECURITIES

General

The Securities may be issued in certificated form or in book-entry only form.

Certificated Form

Securities issued in certificated form will be registered in the name of the purchaser or its nominee on the registers maintained by our transfer agent and registrar or the applicable trustee.

Book-Entry Only Form

Securities issued in "book-entry only" form must be purchased, transferred or redeemed through participants in a depository service of a depository identified in the Prospectus Supplement for the particular offering of Securities. Each of the underwriters, dealers or agents, as the case may be, named in the Prospectus Supplement will be a participant of the depository. On the closing of a book-entry only offering, we will cause a global certificate or certificates representing the aggregate number of Securities subscribed for under such offering to be delivered to, and registered in the name of, the depository or its nominee. Except as described below, no purchaser of Securities will be entitled to a certificate or other instrument from us or the depository evidencing that purchaser's ownership thereof, and no purchaser will be shown on the records maintained by the depository except through a book-entry account of a participant acting on behalf of such purchaser. Each purchaser of Securities will receive a customer confirmation of purchase from the registered dealer from which the Securities are purchased in accordance with the practices and procedures of such registered dealer. The practices of registered dealers may vary, but generally customer confirmations are issued promptly after execution of a customer order. The depository will be responsible for establishing and maintaining book-entry accounts for its participants having interests in the Securities. Reference in this prospectus to a holder of Securities means, unless the context otherwise requires, the owner of the beneficial interest in the Securities.

If we determine, or the depository notifies us in writing, that the depository is no longer willing or able to discharge properly its responsibilities as depository with respect to the Securities and we are unable to locate a qualified successor, or if we at our option elect, or are required by law, to terminate the book-entry system, then the Securities will be issued in certificated form to holders or their nominees.

Transfer, Conversion or Redemption of Securities

Certificated Form

Transfer of ownership, conversion or redemptions of Securities held in certificated form will be effected by the registered holder of the Securities in accordance with the requirements of our transfer agent and registrar and the terms of the indenture or certificates representing such Securities, as applicable.

Book-Entry Only Form

Transfer of ownership, conversion or redemptions of Securities held in book-entry only form will be effected through records maintained by the depository or its nominee for such Securities with respect to interests of participants, and on the records of participants with respect to interests of persons other than participants. Holders who desire to purchase, sell or otherwise transfer ownership of or other interests in the Securities may do so only through participants. The ability of a holder to pledge a Security or otherwise take action with respect to such holder’s interest in a Security (other than through a participant) may be limited due to the lack of a physical certificate.

Payments and Notices

Certificated Form

As applicable, any payment of principal, a redemption amount, a dividend and interest on a Security will be made by us, and any notices in respect of a Security will be given by us, directly to the registered holder of such Security, unless the applicable indenture in respect of such Security provides otherwise.

Book-Entry Only Form

As applicable, any payment of principal, a redemption amount, a dividend and interest on a Security will be made by us to the depository or its nominee, as the case may be, as the registered holder of the Security and we understand that such payments will be credited by the depository or its nominee in the appropriate amounts to the relevant participants. Payments to holders of Securities of amounts so credited will be the responsibility of the participants.

As long as the depository or its nominee is the registered holder of the Securities, the depository or its nominee, as the case may be, will be considered the sole owner of the Securities for the purposes of receiving notices or payments on the Securities. In such circumstances, our responsibility and liability in respect of notices or payments on the Securities is limited to giving or making payment of any principal, redemption, dividend and interest due on the Securities to the depository or its nominee.

Each holder must rely on the procedures of the depository and, if such holder is not a participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights with respect to the Securities.

We understand that under existing industry practices, if we request any action of holders or if a holder desires to give any notice or take any action which a registered holder is entitled to give or take with respect to any Securities issued in book-entry only form, the depository would authorize the participant acting on behalf of the holder to give such notice or to take such action, in accordance with the procedures established by the depository or agreed to from time to time by us, any trustee and the depository. Accordingly, any holder that is not a participant must rely on the contractual arrangement it has directly, or indirectly through its financial intermediary, with its participant to give such notice or take such action.

We, the underwriters, dealers or agents and any trustee identified in a Prospectus Supplement relating to an offering of Securities in book-entry only form, as applicable, will not have any liability or responsibility for: (i) records maintained by the depository relating to beneficial ownership interest of the Securities held by the depository or the book-entry accounts maintained by the depository; (ii) maintaining, supervising or reviewing any records relating to any such beneficial ownership; or (iii) any advice or representation made by or with respect to the depository and contained in the Prospectus Supplement or in any indenture relating to the rules and regulations of the depository or any action to be taken by the depository or at the directions of the participants.

PRIOR SALES

The following is a description of all Common Shares issued by us and all Trust Units, Class A Units, Exchangeable Shares or securities convertible into Trust Units issued or granted by the Trust and Pengrowth Corporation from January 1, 2010 to January 1, 2011, inclusive:

(a)	the Trust issued 257,603 Trust Units with an aggregate value of approximately $4.7 million upon the redemption of DEUs granted under the DEU Plan;

(b)	the Trust issued 587,314 Trust Units upon the exercise of Incentive Rights granted under the Rights Incentive Plan for aggregate consideration of approximately $3.7 million;

(c)	the Trust issued 2,282,912 Trust Units pursuant to the DRIP for aggregate consideration of approximately $24.1 million;

(d)	the Trust granted 30,144 Incentive Rights to acquire an equal number of Trust Units pursuant to the Rights Incentive Plan with a weighted average exercise price of $11.22 per Trust Unit;

(e)
the Trust granted 1,664,812 DEUs exercisable into an equal number of Trust Units pursuant to the DEU Plan and pursuant to the reinvestment of notional distributions earned on DEUs with a deemed value of $11.21 per Trust Unit;

(f)	on September 15, 2010 the Trust issued 27,967,959 Trust Units with an aggregate value of approximately $307.6 million in connection with the acquisition of Monterey;

(g)	on September 15, 2010 Pengrowth Corporation issued 4,994,426 Exchangeable Shares with an aggregate value of approximately $54.9 million in connection with the acquisition of Monterey;

(h)	from September 15, 2010 to December 30, 2010, 973,980 Exchangeable Shares were converted to 980,220 Trust Units in accordance with the terms of the Exchangeable Shares; and

(i)
on December 31, 2010 we issued 326,024,040 Common Shares to former holders of Trust Units and Exchangeable Shares pursuant to the conversion of the Trust from a trust structure to a corporate structure through the Plan of Arrangement.

PRICE RANGE AND TRADING VOLUME OF THE COMMON SHARES

Prior to January 3, 2011 the Trust Units were listed on the NYSE under the symbol and "PGH" and prior to January 10, 2011 the Trust Units were listed on the TSX under the symbol "PGF.UN". Our outstanding Common Shares have been listed and posted for trading on the NYSE under the symbol "PGH" since January 3, 2011 and on the TSX under the symbol "PGF" since January 10, 2011. The following tables set forth certain trading information for the Trust Units in 2010 and 2011 and for the Common Shares in 2011 as reported by the TSX and the NYSE.

	TSX
	($)	($)
Period	High	Low	Volume
Trust Units
2010
January	11.30	10.15	10,678,116
February	11.32	10.62	7,302,202
March	11.96	11.02	15,393,052
April	12.00	11.14	10,886,992
May	11.72	8.50	11,436,919
June	10.42	8.73	11,713,736
July	10.43	9.40	19,638,174
August	10.36	9.86	11,806,987
September	11.44	10.32	18,338,028
October	12.28	11.29	13,490,790
November	13.33	11.84	41,295,117
December	13.38	12.76	15,683,440

2011
January (3 to 7)	13.04	12.76	2,364,625

Common Shares
2011
January (10 to 11)	13.00	12.70	943,317

	NYSE
	(U.S.$)	(U.S.$)
Period	High	Low	Volume
Trust Units
2010
January	10.92	9.72	7,355,078
February	10.73	10.04	5,869,870
March	11.78	10.51	6,912,854
April	11.97	10.97	7,986,861
May	11.60	8.61	11,451,681
June	10.27	8.97	6,620,949
July	10.03	8.85	6,969,592
August	9.98	9.25	5,349,184
September	11.10	9.82	7,834,570
October	11.99	11.02	6,057,204
November	13.10	11.83	8,428,251
December	13.25	12.63	5,324,564

Common Shares
2011
January (3 to 11)	13.05	12.78	1,277,120

On January 11, 2011, the last trading day prior to the date of this Prospectus, the closing price of the Common Shares was $12.89 on the TSX and U.S.$12.98 on the NYSE (as reported by such stock exchanges).

DISTRIBUTIONS AND DIVIDENDS

The following table sets forth distributions declared by the Trust on the outstanding Trust Units for the periods indicated, with each amount being paid in the following month::

Month	2010 ($)	2009 ($)	2008 ($)	2007 ($)
January	0.0700	0.1000	0.2250	0.2500
February	0.0700	0.1000	0.2250	0.2500
March	0.0700	0.1000	0.2250	0.2500
April	0.0700	0.1000	0.2250	0.2500
May	0.0700	0.1000	0.2250	0.2500
June	0.0700	0.1000	0.2250	0.2500
July	0.0700	0.1000	0.2250	0.2500
August	0.0700	0.1000	0.2250	0.2250
September	0.0700	0.0700	0.2250	0.2250
October	0.0700	0.0700	0.2250	0.2250
November	0.0700	0.0700	0.1700	0.2250
December (1)	0.0700	0.0700	0.1700	0.2250
Total	0.8400	1.0800	2.5900	2.8750

Note:

(1)	The December 2010 distribution has not yet been paid.

As at the date hereof, we have not declared any dividends payable on the outstanding Common Shares.

We have adopted a monthly dividend policy with an initial dividend rate of $0.07 per Common Share, which will be paid on or about the 15th day or the next business day of each month following the end of each month to Shareholders of record at the end of such month. Our first monthly dividend is anticipated to be declared payable on February 15, 2011 to Shareholders of record on January 31, 2011. Notwithstanding the foregoing, actual future cash dividends, if any, will be subject to the discretion of our board of directors, and may vary depending on a variety of factors and conditions existing from time to time, including fluctuations in commodity prices, production levels, capital expenditure requirements, debt service requirements, operating costs, royalty burdens, foreign exchange rates and the satisfaction of the liquidity and solvency tests imposed by the ABCA for the declaration and payment of dividends.

In addition, certain covenants in the agreements with our lenders and with respect to the Notes may limit the amount of dividends paid to Shareholders.

RISK FACTORS

An investment in the Securities is subject to various risks including those risks inherent to our business. If any of these risks occur, our production, revenues and financial condition could be materially harmed, with a resulting decrease in dividends on, and the market price of our Common Shares. As a result, the trading price of our Common Shares could decline, and you could lose all or part of your investment. Risks are also described under the headings "Risk Factors" in the Trust Conversion Circular, "Risk Factors" in Appendix D to the Trust Conversion Circular, "Risk Factors" in our AIF and "Business Risks" in the Annual MD&A.

Before deciding whether to invest in any Securities, investors should consider carefully the risks set out below and in any documents incorporated by reference in this Prospectus (including subsequently filed documents incorporated herein by reference) and those described in a Prospectus Supplement relating to a specific offering of Securities.

There may not be an active trading market in the United States and/or Canada for the Subscription Receipts and/or Other Convertible Securities.

There is no guarantee that an active trading market will develop for any Subscription Receipts or Other Convertible Securities that may be issued under this Prospectus. If an active trading market for any Subscription Receipts or Other Convertible Securities does not develop, the trading liquidity of the relevant Securities will be limited and the market value of the relevant Securities may be reduced.

Changes in market-based factors may adversely affect the trading price of the Common Shares.

The market price of our Common Shares is sensitive to a variety of market based factors including, but not limited to, interest rates, foreign exchange rates and the comparability of the Common Shares to other yield-oriented securities. Any changes in these market-based factors may adversely affect the trading price of the Common Shares.

Low oil and natural gas prices could have a material adverse effect on our results of operations and financial condition, which, in turn, could negatively affect the amount of dividends to our Shareholders and the market price of the Common Shares.

The monthly dividends we pay to our Shareholders and the market price of the Common Shares depend, in part, on the prices we receive for our oil and natural gas production. Oil and natural gas prices can fluctuate widely on a month-to-month basis in response to a variety of factors that are beyond our control. While oil prices are set in a much broader global market, natural gas prices are largely dependent on North American economies. Additional factors include:

—	global energy policy, including the ability of OPEC to set and maintain production levels for oil;

—	geo-political conditions;

—	worldwide economic conditions;

—	weather conditions including weather-related disruptions to the North American natural gas supply;

—	the supply and price of foreign oil and natural gas;

—	the level of consumer demand;

—	the price and availability of alternative fuels;

—	the proximity to, and capacity of, transportation facilities;

—	the effect of worldwide energy conservation measures; and

—	government regulation.

Declines in oil or natural gas prices could have an adverse effect on our operations, financial condition and proved reserves and ultimately on the market price of the Common Shares and our ability to pay dividends to our Shareholders.

The amount of future dividends, if any, may vary.

The amount of future cash dividends, if any, will be subject to the discretion of our board of directors and may vary depending on a variety of factors and conditions existing from time to time, including fluctuations in commodity prices, production levels, capital expenditure requirements, debt service requirements, operating costs, royalty burdens, foreign exchange rates and the satisfaction of the liquidity and solvency tests imposed by the ABCA for the declaration and payment of dividends. Depending on these and various other factors, many of which will be beyond the control of our board of directors and management team, we will change our dividend policy from time to time and as a result, future cash dividends could be reduced or suspended entirely. The market value of the Common Shares may deteriorate if we reduce or suspend the amount of the cash dividends that we pay in the future and such deterioration may be material. Furthermore, the future treatment of dividends for tax purposes will be subject to the nature and composition of our dividends and potential legislative and regulatory changes.

Dividends may be reduced during periods of lower operating cash flow, which result from lower commodity prices and the decision by us to make capital expenditures using cash flow. A reduction in dividends could also negatively affect the market price of the Common Shares.

Production and development costs incurred with respect to properties, including power costs and the costs of injection fluids associated with tertiary recovery operations, reduce the income that we receive and, consequently, the amounts we can distribute to our Shareholders.

The timing and amount of capital expenditures will directly affect the amount of income available for dividends to our Shareholders. Dividends may be reduced, or even eliminated, at times when significant capital or other expenditures are planned. To the extent that external sources of capital, including the issuance of additional Common Shares, become limited or unavailable, our ability to make the necessary capital investments to maintain or expand oil and gas reserves and to invest in assets, as the case may be, will be impaired. To the extent that we are required to use cash flow to finance capital expenditures or property acquisitions, the cash we receive will be reduced, resulting in reductions to the amount of cash we are able to distribute to our Shareholders. A reduction in the amount of cash distributed to Shareholders may negatively affect the market price of the Common Shares.

Actual production and reserves will vary from estimates, and those variations could be material and may negatively affect the market price of the Common Shares and dividends to our Shareholders.

The value of the Common Shares will depend upon, among other things, our reserves. In making strategic decisions, we rely upon reports prepared by our independent reserve engineers and our own internal estimates. Estimating future production and reserves is inherently uncertain. Ultimately, actual production, revenues and expenditures for the underlying properties will vary from estimates and those variations could be material. Changes in the prices of, and markets for, oil and natural gas from those anticipated at the time of making such assessments will affect the return on, and value of, our Common Shares. The reserve and cash flow information contained herein represent estimates only. Petroleum engineers consider many factors and make assumptions in estimating reserves.

Those factors and assumptions include:

—	historical production from the area compared with production rates from similar producing areas;

—	the assumed effect of government regulation;

—	assumptions about future commodity prices, exchange rates, production and development costs, capital expenditures, abandonment costs, environmental liabilities, and applicable royalty regimes;

—	initial production rates;

—	production decline rates;

—	ultimate recovery of reserves;

—	marketability of production; and

—	other government levies that may be imposed over the producing life of reserves.

If any of these factors and assumptions prove to be inaccurate, our actual results may vary materially from our reserve estimates. Many of these factors are subject to change and are beyond our control. In particular, changes in the prices of, and markets for, oil and natural gas from those anticipated at the time of making such assessments will affect the return on, and value of, our Common Shares. In addition, all such assessments involve a measure of geological and engineering uncertainty that could result in lower production and reserves than anticipated. A portion of our reserves are classified as "undeveloped" and are subject to greater uncertainty than reserves classified as "developed".

In accordance with normal industry practices, we engage independent petroleum engineers to conduct a detailed engineering evaluation of our oil and gas properties for the purpose of estimating our reserves as part of our year end reporting process. As a result of that evaluation, we may increase or decrease the estimates of our reserves. We do not consider an increase or decrease in the estimates of our reserves in the range of up to five percent to be material or inconsistent with normal industry practice. Any significant reduction to the estimates of our reserves resulting from any such evaluation could have a material adverse effect on the value of our Common Shares.

If we are unable to acquire additional reserves, the value of the Common Shares and dividends to our Shareholders may decline.

Our future oil and natural gas reserves and production, and therefore our cash flow, will depend upon our success in acquiring and/or developing additional reserves. If we fail to add reserves by acquiring or developing them, our reserves and production will decline over time as current reserves are produced. When oil and gas from our properties can no longer be economically produced and marketed, our Common Shares will have no value unless additional reserves have been acquired or developed. If we are not able to raise capital on favourable terms, we may not be able to add to or maintain our reserves. If we use our cash flow to acquire or develop reserves, we will reduce our cash available to be distributed to Shareholders. There is strong competition in all aspects of the oil and gas industry, including reserve acquisitions. We will actively compete for reserve acquisitions and skilled industry personnel with other oil and gas companies and organizations. However, we cannot assure you that we will be successful in acquiring additional reserves on terms that meet our objectives.

Future oil and natural gas exploration may involve unprofitable efforts, not only from unsuccessful wells, but also from wells that are productive but do not produce sufficient petroleum substances to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-ins of connected wells resulting from extreme weather conditions, insufficient storage or transportation capacity or other geological and mechanical conditions. While diligent well supervision and effective maintenance operations can contribute to maximizing production rates over time, production delays and declines from normal field operating conditions cannot be eliminated and can be expected to adversely affect revenue and cash flow levels to varying degrees.

Continued uncertainty in the credit markets may restrict the availability or increase the cost of borrowing required for future development and acquisitions.

Continued uncertainty in domestic and international credit markets could materially affect our ability to access sufficient capital for our capital expenditures and acquisitions and, as a result, may have a material adverse effect on our ability to execute our business strategy and on our financial condition. There can be no assurance that financing will be available or sufficient to meet these requirements or for other corporate purposes or, if financing is available, that it will be on terms appropriate and acceptable to us. Should the lack of financing and uncertainty in the capital markets adversely impact our ability to refinance debt, additional equity may be issued resulting in a dilutive effect on current and future Shareholders.

In the normal course of our business, we have entered into contractual arrangements with third parties that subject us to the risk that such parties may default on their obligations.

We are exposed to third party credit risk through our contractual arrangements with current or future joint venture partners, marketers of our petroleum and natural gas production and other parties. In the event such entities fail to meet their contractual obligations to us, such failures could have a material adverse effect on us and our cash flow from operations. In addition, poor credit conditions in the industry and of joint venture partners may impact a joint venture partner's willingness to participate in our ongoing capital program, potentially delaying the program and the results of such program until we find a suitable alternative partner.

Our operation of oil and natural gas wells could subject us to potential environmental claims and liabilities, which will be funded out of our cash flow and will reduce cash flow otherwise available for dividend to Shareholders.

The oil and natural gas industry is subject to extensive environmental regulation, which imposes restrictions and prohibitions on releases or emissions of various substances produced in association with certain oil and gas industry operations. In addition, Canadian legislation requires that well and facility sites be abandoned and reclaimed to the satisfaction of provincial authorities. A breach of this or other legislation may result in fines or the issuance of a clean-up order. Ongoing environmental obligations will be funded out of our cash flow and could therefore reduce the cash available to be distributed to our Shareholders. See "Industry Conditions" in the AIF which is incorporated by reference herein.

We may be unable to successfully compete with other industry participants, which could negatively affect the market price of the Common Shares and dividends to our Shareholders.

There is strong competition in all aspects of the oil and gas industry. We will actively compete for capital, skilled personnel, undeveloped lands, reserve acquisitions, access to drilling rigs, service rigs and other equipment, access to processing facilities and pipeline and refining capacity and in all other aspects of its operations with a substantial number of other organizations. Some of those organizations not only explore for, develop and produce oil and natural gas but also carry on refining operations and market oil and other products on a world-wide basis and, as such, have greater technical, financial and operational resources than us.

Incorrect assessments of value at the time of acquisitions could adversely affect the value of our Common Shares and dividends to our Shareholders.

Acquisitions of oil and gas properties or companies are based in large part on engineering and economic assessments made by independent engineers. These assessments include a series of assumptions regarding such factors as recoverability and marketability of oil and gas, future prices of oil and gas and operating costs, future capital expenditures and royalties and other government levies which will be imposed over the producing life of the reserves. Many of these factors are subject to change and are beyond our control. All such assessments involve a measure of geologic and engineering uncertainty which could result in lower than anticipated production and reserves.

Our indebtedness may limit the amount of dividends that we are able to pay our Shareholders, and if we default on our debts, the net proceeds of any foreclosure sale would be allocated to the repayment of our lenders, note holders and other creditors and only the remainder, if any, would be available for dividend to our Shareholders.

We are indebted under our credit facility and the Notes. Certain covenants in the agreements with our lenders and with respect to the Notes may limit the amount of dividends paid to Shareholders. Variations in interest rates, exchange rates and scheduled principal repayments could result in significant changes in the amount we are required to apply to the service of our outstanding indebtedness. If we become unable to pay our debt service charges or otherwise cause an event of default to occur, our lenders may foreclose on, or sell, our properties. The net proceeds of any such sale will be allocated firstly to the repayment of our lenders and other creditors and only the remainder, if any, would be payable to Shareholders. In addition, we may not be able to refinance some or all of these debt obligations through the issuance of new debt obligations on the same terms, and we may be required to refinance through the issuance of new debt obligations on less favourable terms or through the issuance of additional securities or through other means. In any such event, the amount of cash available for dividend may be diluted or adversely impacted and such dilution or impact may be significant.

We are dependent on our management and the loss of our key management and other personnel could negatively impact our business.

Our Shareholders are entirely dependent on our management with respect to the acquisition of oil and gas properties and assets, the development and acquisition of additional reserves, the management and administration of all matters relating to our properties and administration. The loss of the services of key individuals who currently comprise our management team could have a detrimental effect on us. In addition, increased activity within the oil and gas sector can increase the cost of goods and services and make it more difficult to attract and retain qualified professional staff.

A decline in our ability to market our oil and natural gas production could have a material adverse effect on production levels or on the price received for production, which, in turn, could reduce dividends to our Shareholders and affect the market price of the Common Shares.

The marketability of our production depends in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. United States federal and state and Canadian federal and provincial regulation of oil and gas production and transportation, general economic conditions, and changes in supply and demand could adversely affect our ability to produce and market oil and natural gas. If market factors dramatically change, the financial impact on us could be substantial. The availability of markets is beyond our control.

The operation of a portion of our properties is largely dependent on the ability of third party operators, and harm to their business could cause delays and additional expenses in our receiving revenues, which could negatively affect the market price of the Common Shares and dividends to our Shareholders.

The continuing production from a property, and to some extent the marketing of production, is dependent upon the ability of the operators of our properties. Approximately 37 percent of our properties are operated by third parties, based on daily production. If, in situations where we are not the operator, the operator fails to perform these functions properly or becomes insolvent, revenues may be reduced. Revenues from production generally flow through the operator and, where we are not the operator; there is a risk of delay and additional expense in receiving such revenues.

The operation of the wells located on properties not operated by us are generally governed by operating agreements which typically require the operator to conduct operations in a good and workman-like manner. Operating agreements generally provide, however, that the operator will have no liability to the other non-operating working interest owners for losses sustained or liabilities incurred, except such as may result from gross negligence or wilful misconduct. In addition, third-party operators are generally not fiduciaries with respect to us or our Shareholders. As owner of working interests in properties not operated by us, we will generally have a cause of action for damages arising from a breach of the operator's duty. Although not established by definitive legal precedent, it is unlikely that we or our Shareholders would be entitled to bring suit against third party operators to enforce the terms of the operating agreements. Therefore, our Shareholders will be dependent upon us, as owner of the working interest, to enforce such rights.

Our dividends and the market price of the Common Shares could be adversely affected by unforeseen title defects, which could reduce dividends to our Shareholders.

Although title reviews are conducted prior to any purchase of significant resource assets, such reviews cannot guarantee that an unforeseen defect in the chain of title will not arise to defeat our title to certain assets. Such defects could reduce the amount of cash flow, possibly resulting in lower dividends to our Shareholders which could result in a lower market price of the Common Shares.

Fluctuations in foreign currency exchange rates could adversely affect our business, the market price of the Common Shares and dividends to our Shareholders.

World oil prices are quoted in United States dollars and the price received by Canadian producers is therefore affected by the Canadian/United States dollar exchange rate which fluctuates over time. A material increase in the value of the Canadian dollar may negatively impact our net production revenue and cash flow. To the extent that we have engaged, or in the future engage, in risk management activities related to commodity prices and foreign exchange rates, through entry into oil or natural gas price commodity contracts and foreign exchange contracts or otherwise, we may be subject to unfavourable price changes and credit risks associated with the counterparties with which we contract.

A decline in the value of the Canadian dollar relative to the United States dollar provides a competitive advantage to United States companies in acquiring Canadian oil and gas properties and may make it more difficult for us to replace reserves through acquisitions.

We may incur material costs as a result of compliance with health, safety and environmental laws and regulations which could negatively affect our financial condition and, therefore, reduce dividends to our Shareholders and decrease the market price of the Common Shares.

Compliance with environmental laws and regulations could materially increase our costs. We may incur substantial capital and operating costs to comply with increasingly complex laws and regulations covering the protection of the environment and human health and safety. In particular, we may be required to incur significant costs to comply with legislation and regulations to reduce emissions of greenhouse gases into the air. See "Industry Conditions" in the AIF which is incorporated by reference herein.

Lower oil and gas prices increase the risk of write-downs of our oil and gas property investments which could be viewed unfavourably in the market or could limit our ability to borrow funds or comply with covenants contained in our current or future credit agreements or other debt instruments.

Under Canadian accounting rules, the net capitalized cost of oil and gas properties may not exceed a "ceiling limit" which is based, in part, upon estimated future net cash flows from reserves. If the net capitalized costs exceed this limit, we must charge the amount of the excess against earnings. As oil and gas prices decline, our net capitalized cost may approach and, in certain circumstances, exceed this cost ceiling, resulting in a charge against earnings. Under United States accounting rules, the cost ceiling is generally lower than under Canadian rules because the future net cash flows used in the United States ceiling test are based on proven reserves only. Accordingly, we would have more risk of a ceiling test write-down in a declining price environment if we reported under United States generally accepted accounting principles. While these write-downs would not affect cash flow, the charge to earnings could be viewed unfavourably in the market or could limit our ability to borrow funds or comply with covenants contained in our current or future credit agreements or other debt instruments.

Changes to accounting policies, including the implementation of IFRS, may result in significant adjustments to our financial results, which could negatively impact our business, including increasing the risk of failing a financial covenant contained within our credit facility.

In January 2006, the CICA Accounting Standards Board ("AcSB") adopted a strategic plan for the direction of accounting standards in Canada. As part of that plan, the AcSB confirmed in February 2008 that IFRS will replace Canadian GAAP in 2011 for Canadian publicly accountable enterprises. While IFRS uses a conceptual framework similar to Canadian GAAP, there are significant differences that must be evaluated. The implementation of IFRS may result in significant adjustments to our financial results, which could negatively impact our business, including increasing the risk of failing a financial covenant contained within our credit facility. At this time, we cannot reasonably quantify the full impact that adopting IFRS will have on our financial position and future results. For information regarding the impact that IFRS will have on our accounting policies and financial statements, see "International Financial Reporting Standards (IFRS)" in the Annual MD&A and the Third Quarter MD&A, which documents are incorporated by reference herein.

The ability of investors resident in the United States to enforce civil remedies may be negatively affected for a number of reasons.

We are an Alberta corporation. We have our principal places of business in Canada. All of our directors and officers are residents of Canada and all or a substantial portion of our assets and of such persons are located outside of the United States. Consequently, it may be difficult for United States investors to affect service of process within the United States upon us or such persons or to realize in the United States upon judgments of courts of the United States predicated upon civil remedies under the United States Securities Act of 1933, as amended. Investors should not assume that Canadian courts:

—
will enforce judgments of United States courts obtained in actions against us or such persons predicated upon the civil liability provisions of the United States federal securities laws or the securities or "blue sky" laws of any state within the United States; or

—	will enforce, in original actions, liabilities against us or such persons predicated upon the United States federal securities laws or any such state securities or blue sky laws.

Future acquisitions may result in substantial future dilution of your Common Shares.

One of our objectives is to continually add to our reserves through acquisitions and through development. Our success is, in part, dependent on our ability to raise capital from time to time. Shareholders may also suffer dilution in connection with future issuances of Common Shares.

Canadian and United States practices differ in reporting reserves and production and our estimates may not be comparable to those of companies in the United States.

We report our production and reserve quantities in accordance with Canadian practices and specifically in accordance with NI 51-101. These practices are different from the practices used to report production and to estimate reserves in reports and other materials filed with the SEC by companies in the United States.

We incorporate additional information with respect to production and reserves which is either not required to be included or prohibited under rules of the SEC and practices in the United States. We follow the Canadian practice of reporting gross production and reserve volumes; however, we also follow the United States practice of separately reporting these volumes on a net basis (after the deduction of royalties and similar payments). We also follow the Canadian practice of using forecast prices and costs when we estimate our reserves. The SEC permits, but does not require, the disclosure of reserves based on forecast prices and costs.

The documents incorporated by reference herein may include estimates of proved, proved plus probable and possible reserves, as well as resources. The SEC permits, but does not require, the inclusion of estimates of probable and possible reserves in filings made with it by United States oil and gas companies. The SEC does not permit the inclusion of estimates of resources in reports filed with it by United States companies.

Shareholders who are United States persons face certain income tax risks.

The United States federal income tax risks related to owning and disposing of our Common Shares include the following:

—
A non-United States entity treated as a corporation for United States federal income tax purposes will be a passive foreign investment company ("PFIC") if it generates primarily passive income or the greater part of its assets generate, or are held for the production of, passive income. We are currently not a PFIC although no assurance can be given that we will not be a PFIC in 2011 or thereafter. If we were classified as a PFIC, for any year during which a United States Shareholder owns Common Shares, such United States Shareholder would generally be subject to special adverse rules including taxation at maximum ordinary income rates plus an interest charge on both gains on sale and certain dividends. Certain elections may be available to a United States Shareholders if we were classified as a PFIC to alleviate these adverse tax consequences.

Changes in government regulations that affect the crude oil and natural gas industry could adversely affect us and reduce our dividends to our Shareholders.

The oil and gas industry in Canada is subject to federal, provincial and municipal legislation and regulation governing such matters as land tenure, prices, royalties, production rates, environmental protection controls, the exportation of crude oil, natural gas and other products, as well as other matters. The industry is also subject to regulation by governments in such matters as the awarding or acquisition of exploration and production rights, oil sands or other interests, the imposition of specific drilling obligations, environmental protection controls, control over the development and abandonment of fields and mine sites (including restrictions on production) and possibly expropriation or cancellation of contract rights.

Government regulations may change from time to time in response to economic or political conditions. The exercise of discretion by governmental authorities under existing regulations, the implementation of new regulations or the modification of existing regulations affecting the crude oil and natural gas industry could reduce demand for crude oil and natural gas or increase our costs, either of which would have a material adverse impact on us.

See "Industry Conditions" in the AIF which is incorporated by reference herein.

Terrorist attacks and the threat of terrorist attacks may have an adverse impact on us.

Energy sector participants, including us, are a potential target for terrorists. The possibility that infrastructure facilities may be direct targets of, or indirect casualties of, an act of terror and the implementation of security measures as a precaution against possible terrorist attacks will result in increased cost to our business.

Delays in business operations could adversely affect dividends to Shareholders and the market price of the Common Shares.

In addition to the usual delays in payment by purchasers of oil and natural gas to the operators of our properties, and the delays of those operators in remitting payment to us, payments between any of these parties may also be delayed by:

—	restrictions imposed by lenders;

—	accounting delays;

—	delays in the sale or delivery of products;

—	delays in the connection of wells to a gathering system;

—	blowouts or other accidents;

—	adjustments for prior periods;

—	recovery by the operator of expenses incurred in the operation of the properties; or

—	the establishment by the operator of reserves for these expenses.

Any of these delays could reduce the amount of cash available for dividend to Shareholders in a given period and expose us to additional third party credit risks.

Changes in market-based factors may adversely affect the trading price of the Common Shares.

The market price of our Common Shares is sensitive to a variety of market based factors including, but not limited to, interest rates, foreign exchange rates and the comparability of the Common Shares to other yield-oriented securities. Any changes in these market-based factors may adversely affect the trading price of the Common Shares.

The industry in which we operate exposes us to potential liabilities that may not be covered by insurance.

Oil and natural gas exploration, development and production operations are subject to all the risks and hazards typically associated with such operations, including hazards such as fire, explosion, blowouts, sour gas releases and spills, each of which could result in substantial damage to oil and natural gas wells, production facilities, other property and the environment or personal injury. In particular, we may explore for and produce sour natural gas in certain areas. An unintentional leak of sour natural gas could result in personal injury, loss of life or damage to property and may necessitate an evacuation of populated areas, all of which could result in liability to us. In accordance with industry practice, we are not fully insured against all of these risks, nor are all such risks insurable. Although we maintain liability insurance in an amount that we consider consistent with industry practice, the nature of these risks is such that liabilities could exceed policy limits, in which event we could incur significant costs. Oil and natural gas production operations are also subject to all the risks typically associated with such operations, including encountering unexpected formations or pressures, premature decline of reservoirs and the invasion of water into producing formations. Losses resulting from the occurrence of any of these risks may have a material adverse effect on our business, financial condition, results of operations and prospects. While we have both safety and environmental policies in place to protect our operators and employees and to meet regulatory requirements in areas where we operate, any costs incurred to repair damages or pay liabilities would reduce the funds available for dividend to the Shareholders.

If there are delays in our projects, this may delay our expected revenues from operations.

We manage a variety of small and large projects in the conduct of our business. Project delays may delay expected revenues from operations. Significant project cost over-runs could make a project uneconomic. Our ability to execute projects and market oil and natural gas depends upon numerous factors beyond our control, including:

—	the availability of processing capacity;

—	the availability and proximity of pipeline capacity;

—	the availability of storage capacity;

—	the supply of and demand for oil and natural gas;

—	the availability of alternative fuel sources;

—	the effects of inclement weather;

—	the availability of drilling and related equipment;

—	unexpected cost increases;

—	accidental events;

—	currency fluctuations;

—	changes in regulations;

—	the availability and productivity of skilled labour; and

—	the regulation of the oil and natural gas industry by various levels of government and governmental agencies.

Because of these factors, we could be unable to execute projects on time, on budget or at all, and may not be able to effectively market the oil and natural gas that we produce.

We may be subject to growth-related risks including capacity constraints and pressure on our  internal systems and controls.

Our ability to manage growth effectively will require us to continue to implement and improve our operational and financial systems and to expand, train and manage our employee base. Our inability to deal with this growth may have a material adverse effect on our business, financial condition, results of operations and prospects.

Certain of our directors are also directors of other oil and gas companies and as such may, in certain circumstances, have a conflict of interest requiring them to abstain from certain decisions.

Certain of our directors are also directors of other oil and gas companies and as such may, in certain circumstances, have a conflict of interest requiring them to abstain from certain decisions. Conflicts, if any, will be subject to the procedures and remedies of the ABCA.

Our success depends in large measure on certain key personnel.

The loss of the services of key personnel may have a material adverse effect on our business, financial condition, results of operations and prospects. The contributions of the existing management team to our immediate and near term operations are likely to be of central importance. In addition, the competition for qualified personnel in the oil and natural gas industry is intense and there can be no assurance that we will be able to continue to attract and retain all personnel necessary for the development and operation of our business. Investors must rely upon the ability, expertise, judgment, discretion, integrity and good faith of our management.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement will describe certain Canadian federal income tax consequences to an investor who is resident of Canada or who is a non-resident of Canada of acquiring, owning or disposing of any Securities offered thereunder, including to the extent applicable, whether the dividends relating to the Securities will be subject to Canadian non-resident withholding tax.

The applicable Prospectus Supplement will also describe certain United States federal income tax consequences of the ownership and disposition of any Securities offered thereunder by an initial investor who is a United States person (within the meaning of the Code).

LEGAL MATTERS

Unless otherwise specified in the Prospectus Supplement relating to a series of Securities, certain legal matters relating to the offering of each series of the Securities will he passed upon for us by Burnet, Duckworth & Palmer LLP, Calgary, Alberta and certain United States legal matters, to the extent they are addressed in any Prospectus Supplement, will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP. In addition, certain legal matters in connection with any offering of Securities will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents with respect to matters of Canadian and United States law.

The partners and associates of Burnet, Duckworth & Palmer LLP beneficially own, directly or indirectly, less than 1% of our outstanding Common Shares.

INTEREST OF EXPERTS

Except as set forth below or in a Prospectus Supplement relating to an offering of Securities, there is no person or company who is named as having prepared or certified a report, valuation, statement or opinion in this Prospectus or an amendment to this Prospectus, either directly or in a document incorporated by reference herein, and whose profession or business gives authority to the report, valuation, statement or opinion made by the person or company (excluding the auditors of businesses acquired by us).

KPMG LLP are independent within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants, Alberta.

Information relating to our reserves in the AIF was calculated based on an evaluation of, and reports on, our crude oil and natural gas reserves conducted and prepared by GLJ Petroleum Consultants Ltd. ("GLJ"), independent qualified reserves evaluators. As of the date hereof, the directors and officers of GLJ, as a group, beneficially own, directly or indirectly, less than 1% of our outstanding Common Shares.

PURCHASERS' STATUTORY RIGHTS

Unless provided otherwise in a Prospectus Supplement, the following is a description of a purchaser's statutory rights. Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission, or in some jurisdictions, revisions of the price or damages if the prospectus or any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revision of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province for the particulars of these rights or consult with a legal advisor.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this Prospectus is a part insofar as required by the SEC's Form F-10: (i) the documents listed under the heading "Documents Incorporated by Reference"; (ii) the consents of independent auditors, counsel and engineers; and (iii) powers of attorney pursuant to which the amendments to the registration statement may be signed.

AUDITORS' CONSENTS

Consent of KPMG LLP

The Board of Directors
Pengrowth Energy Corporation

We have read the short form base shelf prospectus dated [•], 2011 relating to the sale and issue of common shares, subscription receipts, warrants, options and rights of Pengrowth Energy Corporation. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned short form base shelf prospectus of our report to the unitholders of Pengrowth Energy Trust (the "Trust") on the consolidated balance sheets of the Trust as at December 31, 2009 and 2008 and the consolidated statements of income and deficit, and cash flows for each of the years then ended. Our report is dated March 8, 2010.

/s/ [•]

Chartered Accountants

Calgary, Canada
[•], 2011

CERTIFICATE OF THE CORPORATION

Dated: January 12, 2011

This short form prospectus, together with the documents incorporated in this prospectus by reference, will, as of the date of last supplement to this prospectus relating to the securities offered by this prospectus and the supplement(s), constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus and the supplement(s) as required by the securities legislation of each of the provinces of Canada.

PENGROWTH ENERGY CORPORATION

/s/ Derek W. Evans	/s/ Christopher G. Webster
Derek W. Evans President and Chief Executive Officer	Christopher G. Webster Chief Financial Officer
On behalf of the Board of Directors

/s/ John B. Zaozirny	/s/ Wayne K. Foo
John B. Zaozirny Director	Wayne K. Foo Director

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 124 of the Business Corporations Act (Alberta) (the “ABCA”) provides as follows:

124(1) Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that corporation or body corporate, if

(a) the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful.

(2) A corporation may with the approval of the Court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfils the conditions set out in subsection (1)(a) and (b).

(3) Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defence of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

(a) was substantially successful on the merits in the person’s defence of the action or proceeding,

(b) fulfils the conditions set out in subsection (1)(a) and (b), and

(c) is fairly and reasonably entitled to indemnity.

(3.1)   A corporation may advance funds to a person in order to defray the costs, charges and expenses of a proceeding referred to in subsection (1) or (2), but if the person does not meet the conditions of subsection (3) he or she shall repay the funds advanced.

(4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person

(a) in the person’s capacity as a director or officer of the corporation, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation, or

(b) in the person’s capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the corporation’s request, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5) A corporation or a person referred to in subsection (1) may apply to the Court for an order approving an indemnity under this section and the Court may so order and make any further order it thinks fit.

(6) On an application under subsection (5), the Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

Article 5 of our By-Laws contain the following provisions with respect to the protection and indemnification of our directors and officers:

5.1           Limitation of Liability

No director or officer for the time being of Pengrowth shall be liable for the acts, receipts, neglects or defaults of any other director, officer or employee, or for joining in any receipt or act for conformity, or for any loss, damage or expense happening to Pengrowth through the insufficiency or deficiency of title to any property acquired by Pengrowth or for or on behalf of Pengrowth or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to Pengrowth shall be placed or invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation including any person, firm or corporation with whom or with which any moneys, securities or effects shall be lodged or deposited, or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets of or belonging to Pengrowth or for any other loss, damage or misfortune whatsoever which may happen in the execution of the duties of his or her respective office or trust or in relation thereto unless the same shall happen by or through his or her failure to exercise the powers and to discharge the duties of his or her office honestly, in good faith and with a view to the best interests of Pengrowth and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

5.2           Indemnity

Pengrowth hereby indemnifies, to the maximum extent permitted under the Act, each director and officer and each former director and officer, and may indemnify a person who acts or acted at Pengrowth's request as a director or officer of a body corporate of which Pengrowth is or was a shareholder or creditor, and their heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of Pengrowth or such body corporate.

5.3           Insurance

Pengrowth may purchase and maintain insurance for the benefit of any person against any liability incurred by him or her:

(a)
in his or her capacity as a director or officer of Pengrowth, except where the liability relates to his or her failure to act honestly and in good faith with a view to the best interests of Pengrowth; or

(b)
in his or her capacity as a director or officer of another body corporate where he or she acts or acted in that capacity at Pengrowth's request, except where the liability relates to his or her failure to act honestly and in good faith with a view to the best interests of the body corporate.

We have purchased insurance against potential claims against our directors or officers and against loss for which we may be required or permitted by law to indemnify such directors and officers.

We have also entered into indemnity agreements with each of our directors and officers pursuant to which we have agreed to indemnify such persons in the manner contemplated by the ABCA.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXHIBITS

Exhibit Number	Description
4.1
The Registrant’s Material Change Report dated January 10, 2011 in respect of the completion of the internal reorganization of Pengrowth Energy Trust (the “Trust”) and certain of its subsidiaries which resulted in the conversion of the Trust from a trust structure to a corporate structure (incorporated by reference to the Trust’s Current Report on Form 6-K filed with the Commission January 10, 2011).

4.2
The Management Information Circular of the Trust dated November 5, 2010 for the annual and special meeting of holders of trust units of the Trust (“Unitholders”) held on December 16, 2010 (incorporated by reference to the Trust’s Current Report on Form 6-K filed with the Commission on November 17, 2010).

4.3
The Management Information Circular of the Trust dated March 31, 2010 for the annual and special meeting of Unitholders held on May 11, 2010 (incorporated by reference to the Trust’s Current Report on Form 6-K filed with the Commission on April 7, 2010).

4.4
The Management Information Circular of the Trust dated May 5, 2009 for the annual and special meeting of Unitholders held on June 9, 2009 (incorporated by reference to the Trust’s Current Report on Form 6-K filed with the Commission on May 15, 2009).

4.5
The Annual Information Form of the Trust dated March 8, 2010 for the year ended December 31, 2009 (incorporated by reference to the Trust’s Annual Report on Form 40-F filed with the Commission on March 9, 2010).

4.6
The audited comparative consolidated annual financial statements of the Trust as at and for the years ended December 31, 2009 and 2008, together with the notes thereto and the auditors' report thereon (the “Annual Financial Statements”) (incorporated by reference to the Trust’s Annual Report on Form 40-F filed with the Commission on March 9, 2010).

4.7
The Management Discussion and Analysis of financial results of the Trust with respect to the Annual Financial Statements (incorporated by reference to the Trust’s Annual Report on Form 40-F filed with the Commission on March 9, 2010).

4.8
The unaudited consolidated financial statements of the Trust for the nine months ended September 30, 2010, together with the notes thereto (the “Third Quarter Financial Statements”) (incorporated by reference to the Trust’s Current Report on Form 6-K filed with the Commission on November 5, 2010).

4.9
The supplemental note to the unaudited consolidated financial statements of the Trust for the six months ended June 30, 2010 together with the notes thereto titled "Reconciliation of Canadian Financial Statements to United States Generally Accepted Accounting Principles" (incorporated by reference to the Trust’s Current Report on Form 6-K filed with the Commission on August 5, 2010).

4.10
The Management Discussion and Analysis of financial results of the Trust with respect to the Third Quarter Financial Statements  (incorporated by reference to the Trust’s Current Report on Form 6-K filed with the Commission on November 5, 2010).

4.11
The Material Change Report of the Trust dated July 21, 2010 in respect of the proposed acquisition of all of the issued and outstanding common shares of Monterey Exploration Ltd. (“Monterey”) by Pengrowth Corporation, the former administrator of the Trust (incorporated by reference to the Trust’s Current Report on Form 6-K filed with the Commission on December 16, 2010).

4.12
The Material Change Report of the Trust dated September 27, 2010 in respect of the completion of the acquisition of Monterey (incorporated by reference to the Trust’s Current Report on Form 6-K filed with the Commission on December 16, 2010).

4.13
The Registrant’s supplemental disclosure of the Trust's oil and gas producing activities prepared in accordance with SFAS No. 69 — ''Disclosure about Oil and Gas Producing Activities'' (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 9, 2010).

5.1*	Consent of Burnet, Duckworth & Palmer LLP.

5.2	Consent of KPMG LLP.

5.3*	Consent of GLJ Petroleum Consultants Ltd.

6.1	Powers of Attorney (included on the signature page of this Registration Statement).

* To be filed by amendment.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process

Concurrent with the filing of this Registration Statement on Form F-10, dated January 12, 2011, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the agent for service of process of the Registrant shall be communicated promptly to the Commission by an amendment to the Form F-X referencing the file number of the relevant registration statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on the 12th day of January, 2011.

PENGROWTH ENERGY CORPORATION

By:	/s/ Derek W. Evans
Name: Derek W. Evans
Title: President & CEO

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Derek W. Evans and Christopher G. Webster, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as they might or could do themselves, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them acting alone, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on January 12th, 2011.

Signature	Title

/s/ Derek W. Evans	President and Chief Executive Officer and Director
Derek W. Evans	(Principal Executive Officer)

/s/ Christopher G. Webster	Chief Financial Officer
Christopher G. Webster	(Principal Financial Officer)

/s/ Douglas C. Bowles	Vice President and Controller
Douglas C. Bowles	(Principal Accounting Officer)

/s/ John B. Zaozirny	Chairman and Director
John B. Zaozirny

Signature	Title

/s/ Thomas A. Cumming	Director
Thomas A. Cumming

/s/ Wayne K. Foo	Director
Wayne K. Foo

/s/ James D. McFarland	Director
James D. McFarland

/s/ Michael S. Parrett	Director
Michael S. Parrett

/s/ A. Terence Poole	Director
A. Terence Poole

/s/ D. Michael G. Stewart	Director
D. Michael G. Stewart

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of the Registrant in the United States, on the 12th day of January, 2011.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

EXHIBIT INDEX

EXHIBITS
Exhibit Number	Description
4.1
The Registrant’s Material Change Report dated January 10, 2011 in respect of the completion of the internal reorganization of the Trust and certain of its subsidiaries which resulted in the conversion of the Trust from a trust structure to a corporate structure (incorporated by reference to the Trust’s Current Report on Form 6-K filed with the Commission January 10, 2011).

4.2
The Management Information Circular of the Trust dated November 5, 2010 for the annual and special meeting of holders of trust units of the Trust (“Unitholders”) held on December 16, 2010 (incorporated by reference to the Trust’s Current Report on Form 6-K filed with the Commission on November 17, 2010).

4.3
The Management Information Circular of the Trust dated March 31, 2010 for the annual and special meeting of Unitholders held on May 11, 2010 (incorporated by reference to the Trust’s Current Report on Form 6-K filed with the Commission on April 7, 2010).

4.4
The Management Information Circular of the Trust dated May 5, 2009 for the annual and special meeting of Unitholders held on June 9, 2009 (incorporated by reference to the Trust’s Current Report on Form 6-K filed with the Commission on May 15, 2009).

4.5
The Annual Information Form of the Trust dated March 8, 2010 for the year ended December 31, 2009 (incorporated by reference to the Trust’s Annual Report on Form 40-F filed with the Commission on March 9, 2010).

4.6
The audited comparative consolidated annual financial statements of the Trust as at and for the years ended December 31, 2009 and 2008, together with the notes thereto and the auditors' report thereon (the “Annual Financial Statements”) (incorporated by reference to the Trust’s Annual Report on Form 40-F filed with the Commission on March 9, 2010).

4.7
The Management Discussion and Analysis of financial results of the Trust with respect to the Annual Financial Statements (incorporated by reference to the Trust’s Annual Report on Form 40-F filed with the Commission on March 9, 2010).

4.8
The unaudited consolidated financial statements of the Trust for the nine months ended September 30, 2010, together with the notes thereto (the “Third Quarter Financial Statements”) (incorporated by reference to the Trust’s Current Report on Form 6-K filed with the Commission on November 5, 2010).

4.9
The supplemental note to the unaudited consolidated financial statements of the Trust for the six months ended June 30, 2010 together with the notes thereto titled "Reconciliation of Canadian Financial Statements to United States Generally Accepted Accounting Principles" (incorporated by reference to the Trust’s Current Report on Form 6-K filed with the Commission on August 5, 2010).

4.10
The Management Discussion and Analysis of financial results of the Trust with respect to the Third Quarter Financial Statements  (incorporated by reference to the Trust’s Current Report on Form 6-K filed with the Commission on November 5, 2010).

4.11
The Material Change Report of the Trust dated July 21, 2010 in respect of the proposed acquisition of all of the issued and outstanding common shares of Monterey Exploration Ltd. (“Monterey”) by Pengrowth Corporation, the former administrator of the Trust (incorporated by reference to the Trust’s Current Report on Form 6-K filed with the Commission on December 16, 2010).

4.12
The Material Change Report of the Trust dated September 27, 2010 in respect of the completion of the acquisition of Monterey (incorporated by reference to the Trust’s Current Report on Form 6-K filed with the Commission on December 16, 2010).

4.13
The Registrant’s supplemental disclosure of the Trust's oil and gas producing activities prepared in accordance with SFAS No. 69 — ''Disclosure about Oil and Gas Producing Activities'' (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 9, 2010).

5.1*	Consent of Burnet, Duckworth & Palmer LLP.

5.2	Consent of KPMG LLP.

5.3*	Consent of GLJ Petroleum Consultants Ltd.

6.1	Powers of Attorney (included on the signature page of this Registration Statement).

* To be filed by amendment.